      ATHENA SILVER CORPORATION COMMENCES DRILLING ON ITS LANGTRY  SILVER PROJECT

FOR IMMEDIATE RELEASE                                                           January 25, 2011

Boulder, Co ----- Athena Silver Corporation (OTCBB: AHNR) announced today that its drilling program has commenced and is underway on its Langtry project in California.  The drilling program is being undertaken under the design and supervision of our consulting geologists.    According to John Power, President & CEO of Athena Silver Corporation,    “We are estimating up to 30 days of drilling and then up to another thirty days to complete assays and analysis of the samples collected.”

“We are looking forward to the results of the drilling program and their comparison to the test results generated by Superior Oil Company over 35 years ago.  We are excited about our progress in further exploring  what we believe to be a substantial silver deposit previously defined by Superior Oil Company “ added Power.

Athena’s drill program consists of 14 holes; 11 vertical holes drilled to depths of between 350’ to 575’ for a total of 4,825’ will attempt to test the results of a much larger historic drilling program conducted by Superior Oil Company; and three angle holes drilled to a depth of 600’ that would target veins near 19th century historic workings on the property.   Superior was an NYSE listed independent American Oil Company acquired by Mobil Corporation (now Exxon Mobil Corp. –NYSE “XOM”) in 1984 for $5.7 Billion.

The historical resource estimate at Langtry thus far has been defined by 201 rotary drill holes drilled by the minerals division of Superior Oil Company in the late 1960s and early 1970s.   Average hole depth was 400 feet and the deepest hole was 575 feet.    The estimated historical resources on the Langtry claims are a 22 million ton ore body, with silver grading at an average of 2.37 ounces per ton for a total of 52.14 million ounces and barite grading at 7.9% for a total of 1.73 million tons.   Superior estimated a potential 65% recovery rate on the silver ore.   Athena has not independently verified these historical estimates and cannot attest to their accuracy.

Athena Silver Corporation entered into a 20-year mining lease with option to purchase the Langtry Claims on March 15, 2010. The Langtry property consists of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California.   Our Lease/purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the Company’s filings available on the SEC’s  website at www.sec.gov.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

   Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: John Power 707-884-3766